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                                                                    Exhibit 11.1


                                 ArQule, Inc.
      Statement Re Computation of Unaudited Net Income (Loss) Per Share
                     (In Thousands, Except Per Share Data)


                                            Three Months Ended March 31,
                                                   (Unaudited)
                                                  1998       1997
                                                -------     ------

Net income (loss)                               $    71     $ (295)
                                                =======     ======
Weighted average shares outstanding:
  Common Stock                                   11,884      9,776
Weighted average common shares outstanding       11,884      9,776
                                                =======     ======
Basic net income (loss) per share               $  0.01     $(0.03)
                                                =======     ======


                                            Three Months Ended March 31,
                                                   (Unaudited)
                                                  1998       1997
                                                -------     ------

Net income (loss)                               $    71     $ (295)
                                                =======     ======
Weighted average shares outstanding:
  Common Stock                                   11,884      9,776
  Stock option common stock equivalents           1,198         --
  Unvested restricted common stock equivalents        9         --
Weighted average common shares and
  equivalents outstanding                        13,091      9,776
                                                =======     ======
Diluted net income (loss) per share             $  0.01     $(0.03)
                                                =======     ======